Exhibit (a)(5)(vi)

Royce Global Value Trust, Inc. Announces
Final Results of Tender Offer

NEW YORK—December 23, 2020. Royce Global Value Trust, Inc. (NYSE: RGT) (the “Fund”) today announced the final results of its tender offer for up to 50% of its issued and outstanding shares of common stock, par value $0.001 per share, as of October 12, 2020 (the “Shares”). As of such date, 50% of the Fund’s issued and outstanding Shares amounted to 5,251,735 Shares.

As previously announced, the tender offer expired at 11:59 p.m., New York City time, on December 21, 2020. In accordance with the terms and conditions of the tender offer, because the number of Shares tendered by stockholders exceeds the number of Shares offered to be purchased by the Fund, the Fund will purchase Shares from tendering stockholders on a pro-rata basis (disregarding fractional Shares). Immediately following the purchase of the tendered Shares, the Fund will have approximately 5,251,735 issued and outstanding Shares. The final results of the tender offer, which are based in part upon information provided to the Fund by Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A., the depositary for the tender offer, are provided in the table below:

Number of Shares Tendered	Number of Tendered Shares to be Purchased	Pro-Ration Factor*	Purchase Price Per Share	Number of Issued and Outstanding Shares Immediately after Giving Effect to Tender Offer
6,240,642	5,251,735	84.155823%*	$14.43**	5,251,735***
* The pro-ration factor is applied on a stockholder-by-stockholder basis rather than on an aggregate basis. The resulting number of Shares to be purchased from each stockholder is then rounded down to the nearest whole number.
** Equal to 100% of the Fund’s net asset value per Share as of the close of regular trading on the New York Stock Exchange on December 22, 2020 (i.e., the trading day immediately following the expiration date for the tender offer).
*** Such number of issued and outstanding Shares immediately after giving effect to the completion of the tender offer does not take into account any Shares to be issued in connection with the Fund’s previously announced distribution to be paid on December 31, 2020 to stockholders of record at the close of business on December 18, 2020 (ex-dividend on December 17, 2020).

The Fund will use reasonable best efforts to purchase Shares accepted for payment on or prior to December 31, 2020. The information agent for the tender offer is Innisfree M&A Incorporated. Any questions regarding the tender offer may be directed to the information agent toll-free at (877) 456-3442.

About Royce Global Value Trust, Inc.

Royce Global Value Trust, Inc. is a closed-end diversified management investment company whose Shares are listed and traded on the New York Stock Exchange. The Fund invests in both U.S. and non-U.S. common stocks (generally market caps up to $10 billion).

For further information on The Royce Funds℠, please visit our web site at: www.royceinvest.com.

Forward Looking Statement

This press release is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the SEC, including the Fund’s Annual Report to Stockholders on Form N-CSR for the year ended December 31, 2019, the Fund’s Semiannual Report to Stockholders on Form N-CSRS for the six-month period ended June 30, 2020, and subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund does not undertake any responsibility to update publicly or revise any forward-looking statement.

Media Contact

Joele Frank, Wilkinson Brimmer Katcher: Lucas Pers 212-355-4449